Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO

ACQUIRE VistaRMS, INC.

TAMPA, FL – December 6, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the signing of a definitive agreement to acquire VistaRMS, Inc.

VistaRMS, Inc, a privately held company based in Herndon, Virginia, has produced revenue of approximately $50 million in technology staffing over the last 12 months with approximately 40% of that revenue in the Federal government sector.

The transaction is subject to obtaining all necessary consents and approvals and is expected to close in the first quarter of 2005. Kforce believes the transaction will be accretive in 2005.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,400 staffing specialists, Kforce operates in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the statements at this conference are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will be consummated. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.